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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated this 5th day of October, 1999, between Access National Bank (in organization), a national banking association (the "Employer") and Michael W. Clarke (the "Executive").

                                   WITNESSETH

    WHEREAS, the Executive has served as an organizer of the Employer, including serving as Spokesman for the organizing group and having coordinated the overall organization effort; and

    WHEREAS, the Employer considers the continued availability of the Executive's services to be important to the management and conduct of the Employer's business and desires to secure for themselves the continued availability of the Executive's services; and

    WHEREAS, the Executive is willing to make his services available to the Employer on the same terms and subject to the same conditions set forth herein.

    NOW THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

    1. EMPLOYMENT. The Executive shall be employed as President of the Employer. The Executive shall have such duties and responsibilities as are commensurate with such positions and shall also render such other services and duties as may be reasonably assigned to him from time to time by the Board of Directors of the Employer, consistent with his positions. The Executive hereby accepts and agrees to such employment.

    2. TERM OF EMPLOYMENT. The term of employment shall begin on the date set forth above (the "Commencement Date") and continue for five years; provided, however, that the term shall be extended automatically for an additional period of two years at the end of the initial and all subsequent two year terms, unless either the Executive or the Employer gives written notice to the other at least 120 days prior to the end of any such term of such party's election not to extend the term of this Agreement. The last day on the last term or extended term of this Agreement is referred to herein as the "Expiration Date." ALL BENEFITS AND OBLIGATIONS OF THE RESPECTIVE PARTIES UNDER THIS AGREEMENT SHALL CEASE AS OF THE EXPIRATION DATE UNLESS SPECIFICALLY PROVIDED FOR IN THIS AGREEMENT OR RELATED CONTRACT OR PLAN.

    3.  COMPENSATION AND BENEFITS.

    (a) Base Salary. For all services rendered by the Executive under this Agreement, the Employer shall pay the Executive an annual base salary of $80,000 per year from the Commence Date until the date the Bank opens for business, at which time the Employer shall pay to the Executive an annual base salary of $100,000 per year (the "Base Salary"). At the conclusion of

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the second consecutive fiscal quarter of profitable operations of the Bank, the
Base Salary shall be increased to $120,000 per annum and will increase at the end of each subsequent fiscal year end thereafter at the discretion of the Board of Directors, provided such increases are at a rate of no less than 10.0% of the then existing Base Salary. THE MINIMUM ANNUAL INCREASES AS DESCRIBED HEREIN SHALL REQUIRE MINIMUM FINANCIAL PERFORMANCE OF THE EMPLOYER SUCH THAT NET INCOME ACHIEVED IS NO LESS THAN 50% OF THE BUDGETED AMOUNT OR RETURN ON EQUITY IS NO LESS THAN 6%. The Executive's salary shall be payable in accordance with payroll practices of Employer to the officers of the company.

    (b) Annual Cash Bonus. As additional compensation, the Executive shall be eligible to receive an annual cash bonus from the Employer in an amount up to 50% of Base Salary as based upon a performance evaluation by the Board of Directors contemplating the following equally weighted factors (with a rating of 0-5 assigned to each, 0 meaning failure to perform and 5 meaning excellent performance):
        (i)   Regulatory Exams/ Audit Results;
        (ii)  Asset Quality;
        (iii) Return on Equity;
        (iv)  General Budget Performance.
In addition to any annual cash bonus which Executive may receive, Executive shall also receive a $25,000 bonus on the day the Bank opens for business.

    (c) Stock Options. As additional compensation, the Executive shall have the right to receive stock options of the Employer in an amount equal to no less than 3.875% of the shares of the Employer issued in the public offering of the Employer's securities, which options shall vest and be exercisable in accordance with the terms of the Stock Option Plan adopted by the Employer's Board of Directors and shareholders. The options will be awarded as follows: 2.0% on the day the Bank opens for business and 3/8% at the close of each of the first five full Fiscal Years of business. THE MINIMUM ANNUAL STOCK OPTION GRANT AS DESCRIBED HEREIN SHALL REQUIRE MINIMUM FINANCIAL PERFORMANCE OF THE EMPLOYER SUCH THAT NET INCOME ACHIEVED IS NO LESS THAN 50% OF THE BUDGETED AMOUNT OR RETURN ON EQUITY IS NO LESS THAN 6%.

    (d) Benefits and Vacation. During the term of the Agreement, Executive shall be entitled to participate in and receive the benefits of certain pension and other retirement benefit plans, profit sharing, stock option, or other plans, benefits, and privileges given to executives of Employer, to the extent commensurate with his then duties and responsibilities as determined by the Board of Directors. The Executive shall also be entitled to four (4) weeks of vacation per year. THE EMPLOYER SHALL PAY 100% OF THE EXECUTIVE'S HEALTH INSURANCE PREMIUMS FOR FAMILY COVERAGE AND DISABILITY INSURANCE AS PRESCRIBED UNDER THE EMPLOYER SPONSORED HEALTH PLAN.

    (e) Business Expense. The Employer shall reimburse Executive or otherwise provide for or pay for all reasonable expenses incurred by Executive in furtherance of, or in connection with the business of the Employer, including, but not by way of limitation, travel expenses, car allowance of $600 per month, and memberships in professional organizations, dining or country club, and similar benefits, subject to reasonable documentation and other limitations as may be established by the Board of Directors.

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    4. TERMINATION AND TERMINATION BENEFITS.

    (a) Termination for Cause. The Executive's employment may be terminated for Cause at any time without further liability on the part of the Employer. Only the following shall constitute "Cause" for such termination:

        (i) gross incompetence, gross negligence, willful misconduct in office or breach of material fiduciary duty owed to the Employer;

        (ii) conviction of a felony, a crime of moral turpitude or commission of an act of embezzlement or fraud against the Employer or any subsidiary or affiliate thereof;

        (iii) failure to cure a material breach by the Executive of a material term of this Agreement after sixty (60) days written notice of the breach; or

        (iv) deliberate dishonesty of the Executive with respect to the Employer or any subsidiary or affiliate thereof.

    (b) Termination as a Consequence of Death or Disability. If the Executive dies or becomes disabled while employed by Employer, Executive and/or his estate shall be entitled to the following:

        (i) Employer shall pay Executive or his estate commission and bonus payments accrued by Executive prior to his death or disability, regardless of their closing date, together with information indicating the manner and basis upon which such commissions and bonuses were calculated; and

        (ii) Employer shall pay Executive or his estate any bonuses that would have been paid to Executive for a period of six (6) months following his death or disability, together with information indicating the manner and basis upon which such bonuses were calculated.

For purposes of this Section 4, Executive is "disabled" if he is unable to perform substantially all of his duties and responsibilities hereunder, which disability lasts for an uninterrupted period of at least 180 days or a total of at least 240 days in any calendar year (as determined by the opinion of an independent physician selected by the Board of Directors).

    (c) Termination by the Executive. The Executive may terminate his employment hereunder with or without Good Reason (as defined below) by written notice to the Board of Directors of the Employer effective thirty (30) days after receipt of such notice by the Board of Directors. In the event the Executive terminates his employment hereunder for Good Reason, the Executive shall be entitled to the benefits specified in Section 4(d) and the Executive shall not be required to render any further services to the Employer. Upon termination of the employment by the Executive without Good Reason, the Executive shall be entitled to no further compensation or benefits under this Agreement. "Good Reason" includes:

        (i) the failure by the Employer to comply with the provisions of Section 3 or material breach by the Employer of any other provision of this Agreement, which failure


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    or breach shall continue for more than sixty (60) days after the date on which the Board of Directors of the Employer receives a written notice;

        (ii) the assignment of the Executive without his consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than his position, responsibilities, or duties at the Commencement Date;

        (iii) the requirement by the Employer that the Executive be based at any office location that is greater than thirty (30) miles from Executive's current office location;

        (iv) actions on the part of the Employer that are designed to or have the effect of making it impossible for Executive to or materially impair Executive's ability to perform his duties and responsibilities hereunder;

        (v) any Change of Control (as defined in Section 14) of Access.

A transaction described in clause (v) above shall only be deemed to be "Good Reason" if the Executive terminates his employment by written notice to the Board of Directors of the Employer within 180 days after the occurrence thereof.

    (d) Certain Termination Benefits. In the event of termination by the Employer without Cause, or by the Executive with Good Reason, the Executive shall be entitled to the following benefits:

        (i) For the period subsequent to the date of termination until the Expiration Date, Employer shall continue to pay the Executive his Base Salary in effect on the date of termination for a period of three years, such payments to be made on the same periodic dates as salary payments would have been made to the Executive had this employment not been terminated, unless the Employer elects to make a lump sum severance payment in an equivalent amount within thirty (30) days of the date of termination; provided, however, that the Employer shall be required to make a lump sum severance payment in an equivalent amount within thirty (30) days of the date of termination in the event the Executive terminates his employment for Good Reason as a result of a Change of Control.

        (ii) To the extent the Executive is eligible for commissions, Employer shall pay Executive commissions for any loans originated by Executive prior to the date of termination, regardless of their closing date, together with information indicating the manner and basis upon which such commissions were calculated.

        (iii) For the period subsequent to the date of termination until the Expiration Date, Employer shall pay Executive any bonuses that would have been paid to Executive from the date of termination to the Expiration Date, together with information indicating the manner and basis upon which such bonuses were calculated.

        (iv) For the period subsequent to the date of termination until the Expiration Date, the Executive shall continue to receive medical, life and liability insurance benefits


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    pursuant to plans made available by the Employer to its employees at the expense of the Employer to substantially the same extent the Executive received such benefits on the date of termination (it being acknowledged that the post-termination plans may be different from the plans in effect on the date of termination). For purposes of application of such benefits, the Executive shall be treated as if he had remained in the employ of the Employer, with an annual Base Salary plus commission and bonus at the rate in effect on the date of termination.

        (v) The Employer's obligation to provide the Executive with medical and other insurance benefits pursuant to Section 4(d)(iv) hereof shall terminate with respect to each particular type of insurance in the event the Executive becomes employed and has made available to him in connection with such employment that particular type of insurance, so long as such insurance is substantially similar to the insurance provided by the Employer.

        (vi) In the event the termination date is within 9 months of the expiration date, the expiration date will be extended to be 9 months after the termination date.

ALL BENEFITS AND OBLIGATIONS OF THE RESPECTIVE PARTIES UNDER THIS AGREEMENT SHALL CEASE AS OF THE TERMINATION DATE UNLESS SPECIFICALLY PROVIDED FOR IN THIS AGREEMENT OR RELATED CONTRACT OR PLAN.

    5.  NONCOMPETITION AND CONFIDENTIAL INFORMATION.

    (a) Noncompetition. During the initial term and any successive term of this Agreement and for one year following the termination or cessation of his employment for any reason other than a termination by Employer without Cause or a termination by Executive for Good Reason (other than a termination by the Executive pursuant to Sections 4(c)(v) and (vi) in which case this Section 6(a) will apply) (the "Restricted Period"), Executive will not, directly or indirectly, whether as owner, partner, shareholder (except as a passive investor owning less than 5% of any class of voting securities of any entity), consultant, agency, executive, co-venturer or otherwise, or through any Person compete with Employer's business (as defined below) in any location within a ten
(10) mile radius of an office in which the Employer is conducting business at the time of the termination or cessation. In addition, during the Restricted Period, Executive will not (i) hire or attempt to hire any officer or employee of Employer or encourage any such officer or employee to terminate his or her relationship with Employer, or (ii) solicit or encourage any customer of Employer to terminate its relationship with Employer, or (iii) conduct with any Person any business or activity which such Person conducts with Employer, (iv) organize a business that will engage in any business activity of the employer's business. For purposes of this Employment Agreement, the Employer's business shall be defined to include retail mortgage originations or the management of a retail mortgage origination operation, loans and commercial and retail banking.

    (b) Confidential Information. Executive acknowledges and agrees that all Confidential Information (as defined below) and all physical manifestations thereof, are confidential to and shall be and remain the sole and exclusive property of Employer. Upon request by Employer, and in any event upon termination of Executive's employment with

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Employer for any reason, Executive shall promptly deliver to Employer all property belonging to Employer including, without limitation, all Confidential Information (and all manifestations thereof then in his custody, control or possession). Executive agrees that during the term of this contract with Employer and for a period of two years following the termination of such employment, Executive shall not disclose or make available, directly or indirectly, any Confidential Information to any Person, except in the proper performance of his duties and responsibilities hereunder, with the prior written consent of the Board of Directors of Employer, or as required by law.

    (c) Definitions of Confidential Information. For purposes of this Agreement, "Confidential Information" shall mean any and all data and information relating to the business of Employer and its affiliated companies, which (i) is disclosed to Executive during the course of his employment with Employer, and (ii) has value to Employer and is not generally known by its competitors. Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the public by Employer or has become generally known to the public (except where such public disclosure has been made by or through Executive or by a third person or entity with the knowledge of Executive in violation of this Agreement), (ii) has been independently developed and disclosed by parties other than Executive or Employer to Executive or the public generally without breach of any obligation of confidentiality by any such person running directly or indirectly to Employer, or (iii) otherwise enters the public domain through lawful means. Confidential information may include, but is not limited to information relating to the financial affairs, customers, products, processes, services, executives, Executive compensation, and marketing of Employer and its affiliated companies, or public information that has been assembled and analyzed by Employer or its affiliated companies so as to make its use unique and beneficial to Employer or its affiliated companies and not available to the public in the manner, format or methods developed by Employer or its affiliated companies.

    (d) Specific Performance. The Executive recognizes and agrees that the violation of Section 6(a) or Section 6(b) (collectively, the "Restrictive Covenants") may not be reasonably or adequately compensated in damages and that, in addition to any other relief to which the Employer may be entitled by reason of such violation, it shall also be entitled to permanent and temporary injunctive and equitable relief and, pending determination of any dispute with respect to such violation, no bond or security shall be required in connection therewith.

    (e) Definition of "Person". For all purposes of this Section 6, the term "Person" shall mean an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization.

    6. WITHHOLDING. All payments required to be made by the Employer hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employer may reasonably determine should be withheld pursuant to any applicable law or regulation.

    7. ASSIGNABILITY. Subject to Section 4(c) hereof, the Employer may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, company or other entity with or into which the Employer may hereafter merge or consolidate or to which the employer may transfer all or substantially all of its assets, if in any such case said

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corporation, company or other entity shall by operation of law or expressly in writing assume all obligations of the Employer hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or their rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

    8. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when sent via regular mail or certified mail, facsimile, or overnight delivery addressed to the respective addresses set forth below:

To the Employer:

        Chairman, Board of Directors
        Access National Bank
        14006 Lee Jackson Memorial Highway
        Chantilly, Virginia 20151

Copy to:

        Jacob A. Lutz, III, Esquire
        Mays & Valentine, L.L.P.
        Post Office Box 1122
        Richmond, Virginia 23208-1122

To the Executive:

        Michael W. Clarke
        Access National Bank
        14006 Lee Jackson Memorial Highway
        Chantilly, Virginia 20151

    9. AMENDMENT; WAIVER. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Boards of Directors of the Employer to sign on their behalf. No waiver by any party hereto at any time of any breach by any party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

    10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

    11. NATURE OF OBLIGATIONS. Nothing contained herein shall create or require the Employer to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employer hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employer.

    12. CHANGE IN CONTROL. For all purposes of this Agreement, a "Change of Control" shall mean:

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    (a) The acquisition by an individual, entity or group (within the meaning of
Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the then outstanding shares of common stock of Access (the "Outstanding Access Common Stock"); provided, however, that the following acquisitions shall not constitute a Change of Control; (i) any acquisition directly from Access (excluding an acquisition by virtue of the exercise of a conversion privilege), (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Access, or (iii) any acquisition by any corporation pursuant to a transaction described in subsection (c) of this Section 14 if, upon consummation of the transaction, all of the conditions described in subsection (c) are satisfied;

    (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute a majority of such Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Access's shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

    (c) Approval by the shareholders of Access of either (1) a reorganization, merger, share exchange or consolidation of Access by, with or into any other corporation or (2) the sale or disposition of all or substantially all of the assets of Access (any of the foregoing transactions, a "Reorganization"); provided, however, that approval by the shareholders of a Reorganization shall not constitute a Change in Control if, upon consummation of the Reorganization, each of the following conditions is satisfied:

        (i) more than 60% of the then outstanding shares of common stock of the corporation resulting from the Reorganization (including the transferee in the case of a sale or disposition of assets) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were beneficial owners of the Outstanding Access Common Stock immediatley prior to the Reorganization in substantially the same proportions as their ownership, immediately prior to such transaction, of the Access Company Common Stock;

        (ii) no Person (excluding any employee benefit plan (or related trust) of Access) beneficially owns, directly or indirectly, 20% or more of either
    (1) the then outstanding shares of common stock of the corporation resulting from the Reorganization (including the transferee in the case of a sale or disposition of assets), or (2) the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors; and

        (iii) at least a majority of the members of the board of directors of the corporation resulting from Reorganization (including the transferee in the case of a

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    sale or disposition of assets) were members of the Incumbent Board at the time of the execution of the initial agreement providing for the Reorganization.

    13. ARBITRATION. If any dispute between Employer and Executive shall arise under this agreement, the Executive or his estate will select, within 5 days, a nationally or regionally recognized independent accounting firm mutually acceptable to each party (the agreement to the selection of which shall not be unreasonably withheld) to resolve any such differences (the "Arbitrator"). The Arbitrator shall settle any remaining disputed items by selecting the position of the party that the Arbitrator determines, in its sole discretion, to be the most correct, and the fees and expenses of such Arbitrator shall be borne by the party whose position was not selected by the Arbitrator. The determination of the Arbitrator shall be set forth in writing, delivered to each of the Employer and the Executive or his estate and shall be final and binding on the parties hereto.

    14. NO MITIGATION. The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefit be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise.

    15. HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    16. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

    17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

    IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

                                        ACCESS NATIONAL BANK


                                        By: /s/ Joan Edgemund
                                           ------------------------------
                                           Joan Edgemund (Director)



                                        EXECUTIVE


                                        By: /s/ Michael W. Clarke
                                           ------------------------------
                                           Michael W. Clarke


650610v2

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